AMENDED SERVICES AND DISTRIBUTION PLAN
SMITH BARNEY ADJUSTABLE RATE GOVERNMENT INCOME FUND

	This Services and Distribution Plan (the "Plan") is adopted in accordance with rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by Smith Barney Adjustable Rate Government Income Fund, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund"), subject to the following terms and conditions:

Section 1.  Annual Fee

	(a) Class A Service Fee. The Fund will pay to the distributor of its shares, Smith Barney Inc., a corporation organized under the laws of the State of Delaware ("Distributor"), a service fee under the Plan at the annual rate of .25% of the average daily net assets of the Fund attributable to the Class A shares (the "Class A Service Fee").

	(b) Service Fee for Class B shares. The Fund will pay to the Distributor a service fee under the Plan at the annual rate of .25% of the average daily net assets of the Fund attributable to the Class B shares (the "Class B Service Fee").

	(c) Service Fee for Class C shares. The Fund will pay to the Distributor a service fee under the Plan at the annual rate of .25% of the average daily net assets of the Fund attributable to the Class C shares (the "Class C Service Fee").

	(c) Service Fee for Class I shares. The Fund will pay to the Distributor a service fee under the Plan at the annual rate of .25% of the average daily net assets of the Fund attributable to the Class I shares (the "Class I Service Fee" and collectively with the Class A Service Fee, the Class B Service Fee and the Class C Service Fee, the "Service Fees").

	(d) Distribution Fee for Class A shares. In addition to the Class A Service Fee, the Fund will pay the Distributor a distribution fee under the Plan at the annual rate of .50% of the average daily net assets of the Fund attributable to the Class A shares (the "Class A Distribution Fee" and collectively with the Class A Service Fee, the "Class A Distribution and Shareholder Servicing Fees").

	(e) Distribution Fee for Class B shares. In addition to the Class B Service Fee, the Fund will pay the Distributor a distribution fee under the Plan at the annual rate of .50% of the average daily net assets of the fund attributable to the Class B shares (the "Class B Distribution Fee" and collectively with the Class B Service Fee, the "Class B Distribution and Shareholder Servicing Fees").

	(f) Distribution Fee for Class C shares. In addition to the Class C Service Fee, the Fund will pay the Distributor a distribution fee under the Plan at the annual rate of .50% of the average daily net assets of the Fund attributable to the Class C shares. (the "Class C Distribution Fee" and collectively with the Class C Service Fee, the "Class C Distribution and Shareholder Servicing Fees", and collectively with the Class A Distribution Fee and the Class B Distribution Fee, the "Distribution Fees").

	(g) Payment of Fees. The Service Fees and Distribution Fees will be calculated daily and paid monthly by the Fund with respect to the foregoing classes of the fund's shares (each a "Class" and together the "Classes") at the annual rates indicated above.

Section 2.  Expenses Covered by the Plan

	With respect to expenses incurred by each Class its respective Service Fees and/or Distribution Fees may be used for; (a) costs of printing and distributing the Fund's prospectus, statement of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining o the Fund; (c) an allocation of overhead and other branch office distribution-related expenses of the Distributor; (d) payments made to, and expenses of Smith Barney Financial Consultants and other persons who provide support services in connection with the distribution of the Fund's shares, including but not limited to, office space and equipment, telephone facilities, answering routine inquires regarding the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund's Transfer agent; and (e) accruals for interest on the amount of the foregoing expenses that exceed the Distribution Fee and, in the case of Class B shares, the contingent deferred sales charge received by the Distributor; provided, however, that the Distribution Fees may be used by the Distributor only to cover expenses primarily intended to result in the sale of the Fund's Class B and C shares, including without limitation, payments to Distributor's financial consultants ant the time of the sale of Class B and C shares. In addition, Service Fees are intended to be used by the Distributor primarily to pay its financial consultants for servicing shareholder accounts, including a continuing fee to each such financial consultant, which fee shall begin to accrue immediately after the sale of such shares.

Section 3.  Approval of Shareholders

	The Plan will not take effect, and no fees will be payable in accordance with Section 1 of the Plan, with respect to a Class until the Plan has been approved by a vote of a least a majority of the outstanding voting securities of the Class. The Plan will be deemed to have been approved with respect to a class so longer as a majority of the outstanding voting securities of the Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a major of the outstanding voting securities of any other Class, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.

Section 4.  Approval of Trustees

	Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Trustees of the Fund and (b) those Trustees who are not interested persons of the Fund and who have not direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified
Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

Section 5.  Continuance of the Plan

	The Plan will continue in effect with respect to each Class until November 7, 1995, and thereafter for successive twelve-month periods with respect to each Class; provided, however, that such continuance is specifically approved at least annually by the Trustees of the Fund and by a majority of the Qualified Trustees.
Section 6.  Termination

	The Plan may be terminated at any time with respect to a Class (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Class or (ii) by a vote of the Qualified Trustees. The Plan may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class.

Section 7.  Amendments

	The Plan may to be amended with respect to any Class so as to increase materially the amounts of the Fees described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of that class. No material amendment to the Plan may be made unless approved by the Fund's Board of Trustees in the manner described in Section 4 above.

Section 8.  Selection of Certain Trustees

	While the Plan is in effect, the selection and nomination of the Fund's Trustees who are not interested persons of the Fund will be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.

Section 9.  Written Reports

	In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Trustees and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which sets out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 10.  Preservation of Materials

	The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 11.  Meanings of Certain Terms

	As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act by the Securities and Exchange Commission.

Section 12.  Limitation of Liability

	It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund, as provided, as provided in the Master Trust Agreement of the Fund. The execution and delivery of this Plan has been authorized by the Trustees and by shareholders of the Fund holding at least a majority of the outstanding voting securities and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer be deemed to have made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property or the Fund as provided in its Master Trust Agreement.

	IN WITNESS WHEREOF, the Fund execute the Plan as of February 25,
1997.

					SMITH BARNEY ADJUSTABLE RATE
				GOVERNMENT INCOME FUND


					By: /s/	Heath B. McLendon

					      Heath B. McLendon
					      Chairman of the Board